EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Presstek, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-80466, 33-61215, 33-30337, 333-76905 and 333-97897) on Form S-8 and (No. 333-2299 and 33-48342) on Form S-3 of Presstek, Inc. of our reports dated April 24, 2007, with respect to the consolidated balance sheet of Presstek, Inc. and subsidiaries as of December 30, 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year ended December 30, 2006, and the related consolidated financial statement schedule, which included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 annual report on Form 10-K of Presstek, Inc.

Our report dated April 24, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 30, 2006, expresses our opinion that Presstek, Inc. did not maintain effective internal control over financial reporting as of December 30, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: The Company did not maintain a sufficient complement of personnel with the appropriate level of accounting knowledge, experience, and training in the application of U.S. generally accepted accounting principles to analyze, review, and monitor accounting for transactions that are significant or non-routine.

/s/ KPMG LLP

Boston, Massachusetts
April 24, 2007